77c.
Results of October 28, 2005 shareholder meeting
(Unaudited)

The annual meeting of shareholders of the fund was convened on October 28, 2005.
At that meeting a proposal to elect the funds nominees for Trustees was adjourned to a final meeting on December 6, 2005.

October 28, 2005 meeting
At the meeting, a proposal to direct the Trustees to consider merging the fund into Putnam
California Tax Exempt Income Fund, an open-end fund, or other means of permitting fund shareholders to realize the net asset value of their shares was defeated as follows:

Votes for 	Votes against 	Abstentions
539,205 	1,255,685 	2,409,799

December 6, 2005 meeting
At the meeting, each of the funds nominees for Trustees was elected as follows:

	Common and preferred shares
			Votes for 	Votes withheld
Jameson A. Baxter 	4,124,442 	80,181
Charles B. Curtis 	4,130,962 	73,661
Myra R. Drucker 	4,130,956 	73,667
Charles E. Haldeman, Jr.4,129,956 	74,667
Paul L. Joskow 		4,144,475 	60,148
Elizabeth T. Kennan 	4,128,692 	75,931
John H. Mullin, III 	4,131,362 	73,261
George Putnam, III 	4,131,956 	72,667
W. Thomas Stephens 	4,129,362 	75,261
Richard B. Worley 	4,128,362 	76,261


		Preferred shares
			Votes for 	Votes withheld
John A. Hill 		217 		0
Robert E. Patterson 	217		0

All tabulations are rounded to nearest whole number.